SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2003

PERSONNEL GROUP OF AMERICA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13956	56-1930691

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five LakePointe Plaza, 2nd Floor
2709 Water Ridge Parkway
Charlotte, North Carolina 28217

(Address of Principal Executive Offices)
(Zip Code)

(704) 442-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or address, if changed from last report)

Item 1. Changes in Control of Registrant.

     On April 14, 2003, Personnel Group of America, Inc. (the “Company”) completed a comprehensive financial restructuring with its senior lenders and the holders of approximately $109.7 million of its outstanding 5.75% Convertible Subordinated Notes due 2004 in which it issued shares of the Company’s Common Stock and Series B Preferred Stock to the participating noteholders in exchange for their 5.75% notes. In order to permit the closing of the notes exchange contemplated in the financial restructuring and to provide for the terms on which the existing senior lenders would continue to finance the Company’s working capital needs, the Company and the existing senior lenders also executed definitive loan agreements for amendments to the Company’s existing credit facility (as amended, the “Credit Facility”) that provided for a 10% reduction in the principal amount of indebtedness owed under the facility and certain further amendments and maturity date extensions and eliminated the equity appreciation right held by the credit facility lenders. In connection with these transactions, the Company used most of its cash on hand (after payment of expenses of the transactions) to repay outstanding borrowings under the facility. As a result of the notes exchange and the amendments incorporated into the Credit Facility, the Company eliminated approximately $120.0 million of its outstanding indebtedness.

     In the privately negotiated exchange with the holders of approximately $109.7 million of the $115 million outstanding 5.75% notes, the Company exchanged newly issued equity with the participating noteholders and issued the following consideration for each $1,000 in principal amount of notes exchanged:

•	$28.75 in cash;

•	190.9560 shares of newly issued shares of the Company’s Common Stock; and

•	9.5242 shares of Series B Preferred Stock of the Company, each share of which will be convertible into 100 shares of Common Stock and will automatically convert into shares of common stock upon any amendment to the Company’s charter increasing the authorized number of shares of Common Stock. The Series B Preferred Stock will vote on all matters with the Common Stock as if converted, will have a liquidation preference of $.01 per share, and otherwise will have no greater rights or privileges than the Common Stock.

In connection with this exchange transaction, the Company entered into an agreement with each of the former noteholders participating in the exchange to provide them with registration rights with respect to the shares of Common Stock issued in the exchange or acquired upon conversion of the Series B Preferred Stock.

     As a result of this exchange transaction, the participating noteholders were issued in the aggregate 20,940,425 shares of Common Stock and 1,044,433 shares of Series B Preferred Stock, which together represented approximately 82% of the voting power of the Company’s then outstanding voting stock. The existing shareholders retained ownership of their outstanding 26,881,212 shares of Common Stock, which represented approximately 18% of the voting power of the then-outstanding voting stock. In the exchange, the Company issued 5,779,952 shares of Common Stock and 288,283 shares of Series B Preferred Stock to MatlinPatterson Global Opportunities Partners L.P. (“MatlinPatterson”) and 2,889,976 shares of Common Stock and 144,142 shares of Series B Preferred Stock to each of Inland Partners, L.P. and Links Partners,

L.P., affiliated entities (collectively, “Inland/Links”). MatlinPatterson and Inland/Links have filed with the Securities and Exchange Commission beneficial ownership reports on Schedule 13D reporting the collective ownership of the group consisting of each of them and certain affiliates. As a result of the financial restructuring, each of MatlinPatterson and Inland/Links holds capital stock of the Company representing approximately 22.7% of the voting power of the Company’s outstanding voting stock, and as a group they own capital stock having approximately 45.4% of the voting power of the Company’s outstanding voting stock (excluding shares of Common Stock underlying warrants issued to them as senior lenders in connection with the amendment of the Credit Facility, as described below).

     In connection with this exchange and pursuant to the restructuring agreement governing the terms of the exchange, the Company reconstituted its Board of Directors to provide for seven members, with two members designated prior to the exchange by the participating noteholders, one member being the Company’s Chief Executive Officer, who is an incumbent director, one member being an independent, incumbent director designated by the Company and consented to by the participating noteholders, and three independent members (two of whom are incumbents) designated by the participating noteholders and consented to by the Company. Effective upon the completion of the exchange, the following directors resigned from the Company’s Board of Directors, and replacements were appointed to fill the vacancies created by their resignations: Kevin P. Egan, James C. Hunt and J. Roger King. The reconstituted Board of Directors is comprised of:

•	Larry L. Enterline—Chief Executive Officer of Personnel Group of America, Inc. (an incumbent director);

•	Victor E. Mandel— a founder and Managing Member of Criterion Capital Management, an investment company;

•	James V. Napier—Chairman of Scientific-Atlanta, Inc., a telecommunications company (an incumbent director);

•	Christopher R. Pechock—a partner of MatlinPatterson;

•	Elias J. Sabo—a founding partner of The Compass Group International LLC, an affiliate of Inland/Links;

•	Janice L. Scites—President, Scites Associates, Inc., a consulting firm (an incumbent director); and

•	William J. Simione, Jr.—managing principal of Simione Consulting, LLC, which provides consulting services and information services to the healthcare industry (an incumbent director).

Mr. Napier and Mr. Simione have notified the Company that they do not intend to stand for reelection to the Board at the 2003 Annual Meeting of Shareholders.

     The amended Credit Facility provides for a $70.7 million reducing revolving line of credit due May 2004 and is subject to certain maturity date extensions in six-month increments up through May 1, 2005. The Company is required to prepay the Credit Facility with the proceeds of income tax refunds expected to be received by the Company in the first half of 2003, and the maximum principal amount of the Credit Facility will be permanently reduced by the amount of the prepayment. Availability of borrowings under the Credit Facility is subject to a borrowing base calculated as specified percentages of the Company’s eligible accounts receivable (as defined). The Credit Facility contains customary covenants, including financial covenants that require monthly maintenance of cumulative EBITDA levels and an interest and funded indebtedness coverage ratio. The Credit Facility also contains restrictions on the payment of cash dividends on the Company’s capital stock and places additional limitations on share repurchases, acquisitions and capital expenditures. Interest rates payable on borrowings under the Credit Facility are set at prime plus 325 basis points through June 2003, and escalate thereafter at six-month intervals to a maximum of prime plus 500 basis points after December 31, 2004.

     In lieu of the equity appreciation rights granted to the lenders as part of the revolving credit facility that was in effect in 2002, the Company issued common stock purchase warrants to the lenders under the Credit Facility entitling them to purchase a total of 19,224,916 shares of Common Stock, equal to 10% of the outstanding Common Stock on a fully diluted basis. These warrants issued to the lenders are exercisable in whole or part over a 10-year period, and their exercise price is $0.3121 per share (which was based on a stated equity valuation for the Company of $60 million). The exercise prices for these warrants is not necessarily indicative of fair value. The Company entered into an agreement with each of the lenders to provide them with registration rights with respect to the shares of Common Stock issued upon exercise of these warrants.

     In connection with the financial restructuring, the Company agreed to seek shareholder approval at the 2003 Annual Meeting of Shareholders to amend and restate its certificate of incorporation. The proposed amendments to the certificate of incorporation include the following:

•	a reverse stock split of the Company’s Common Stock at a one-for-twenty-five ratio;

•	elimination of provisions that separate the Board of Directors into three classes and that prohibit action by consent of shareholders without a meeting;

•	an election by the Company not to be governed by Section 203 of the Delaware General Corporation Law, which restricts the ability of the Company to engage, directly or indirectly, in a business combination transaction with a holder 15% or more of its voting stock;

•	addition of provisions requiring a supermajority vote of the Board of Directors or shareholders to adopt changes to the certificate of incorporation or bylaws; and

•	addition of a provision to protect minority shareholders in connection with certain transactions with a shareholder that beneficially owns 20% or more of the shares of the Company’s capital stock that are entitled to vote on matters submitted to a vote of the shareholders.

Each of the noteholders that participated in the note exchange has agreed to vote its shares of Common and Series B Preferred Stock in favor of these proposals. The Company has agreed that pending shareholder approval of the amended and restated certificate of incorporation, it will comply with the proposed provision to protect minority shareholders described above.

     In addition, in connection with the financial restructuring, the Board of Directors amended and restated the Company’s bylaws. The amended and restated bylaws provide, among other things, that, as long as there are “Significant Holders” (defined as the beneficial owners of shares of capital stock of the Company representing 20% or more of the votes entitled to be cast by holders of outstanding shares of voting capital stock), the Significant Holders shall be entitled to designate, in the aggregate, two members (such designees, being “Significant Holder Designees”) of the Board of Directors, the size of which is initially set at seven members, and to designate two observers entitled to attend all meetings of the Board of Directors and its committees. Furthermore, the amended and restated bylaws provide that, subject to applicable law, for so long as there are any Significant Holders, a committee comprised of the two Significant Holder Designees and one independent director who is not also a Significant Holder Designee shall be responsible for designating between one (1) and four (4) nominees for election to the Board of Directors, depending on the amount of voting stock beneficially owned by the Significant Holders and that each such nominee must qualify as an “independent” director under all applicable exchange rules and listing standards.

     As a result of the financial restructuring, MatlinPatterson and Inland/Links are Significant Holders within the meaning of the amended and restated bylaws. Accordingly, MatlinPaterson and Inland/Links together have the power to designate, either directly or through a committee including Significant Holder Designees, an aggregate of six nominees for election to the Board of Directors (at least four of whom must qualify as independent directors under applicable exchange rules and listing standards) and two Board observers. These three former noteholders are also senior lenders under the Credit Facility.

     In connection with the financial restructuring, the Company amended and restated the shareholder rights agreement that governs the terms of preferred share purchase rights that currently accompany the Common Stock. The amendments include, among other things, the following additional exceptions to the definition of an “Acquiring Person:” (i) persons and entities that acquired beneficial ownership of the Company’s capital stock in exchange for the 5-3/4% notes, (ii) any Significant Holder who acquired capital stock in compliance with the Company’s amended and restated certificate of incorporation and (iii) transferees of a Significant Holder that acquired capital stock in compliance with the Company’s amended and restated certificate of incorporation. In addition, the shareholder rights plan was amended to include a tag-along right for the benefit of any holder (including certain holders of more than 2% acting together as a group) of 5% or more of the voting stock of the Company pursuant to which such holder (or group) will be entitled to participate pro rata, for the same amount and form of consideration and otherwise on substantially the same terms and conditions, in any transfer by any Significant Holders of capital stock of the Company of 20% or more of the voting stock of the Company.

     The Company’s Board of Directors adopted the 2003 Equity Incentive Plan (the “2003 Equity Plan”) simultaneously with the completion of the Company’s financial restructuring. The 2003 Equity Plan authorizes grants of stock options, stock appreciation rights (or “SARS”), restricted stock, deferred stock awards and performance awards (and dividend equivalent rights relating to options, SARs, deferred stock and performance awards), in the case of stock or option awards, for up to 19,870,873 shares, or 10.34%, of the Company’s fully diluted Common Stock. Awards under the 2003 Equity Plan are to be made to key employees, directors and consultants as selected by the Board of Directors or the Compensation Committee. The duration of any option or SAR granted under the 2003 Equity Plan will not exceed ten years. Awards will generally vest 20% on each anniversary of the date of grant unless either the Board of Directors or Compensation

Committee approves or a participant’s employment agreement provides otherwise. Following a termination of employment, vested options and/or SARs must be exercised within 3 months (12 months in the case of death or disability), except that options and SARs terminate immediately upon a termination for cause as defined in the relevant participant’s employment agreement, or as determined in the discretion of the Board of Directors or the Compensation Committee if no employment agreement exists. Any non-vested option, SARS or other awards issued under the 2003 Equity Plan will be forfeited upon any termination. The Board of Directors and Compensation Committee retain the discretion to extend the post-employment exercise period of an option or SAR and to accelerate vesting of awards under the 2003 Equity Plan.

     In connection with the financial restructuring, four executive officers, including the Company’s chief executive officer and chief financial officer, entered into employment agreements with the Company. These employment agreements replaced the existing employment agreements with these executive officers, including agreements that would have entitled these executive officers to enhanced severance rights that would have been triggered by the financial restructuring. Each of these employment agreements provides for an annual base salary approximately equal to the current base salary (subject to annual adjustment as determined by the Company’s Compensation Committee), the right to earn annual bonuses ranging from a maximum of 100% of annual salary (for the chief executive officer) to a maximum of 60% of annual salary, and, subject to shareholder approval of the 2003 Equity Plan, options under that plan as described below. Each of these executive officers had previously surrendered all options awarded to them under existing option plans. Each employment agreement is for an initial term of two years, with automatic one-year extensions thereafter unless either party provides written notice of termination at least three months prior to any scheduled expiration date. Each employment agreement provides severance payment equal to one year’s salary, two years’ salary for the chief financial officer, for termination of employment by the Company without cause. In addition, certain of these executive officers, other than the chief financial officer, would be entitled to additional severance of up to one year’s salary if in the first year following the financial restructuring the Company is acquired at a price per share below a specified threshold.

     Subject to stockholder approval of the 2003 Equity Plan at the Company’s 2003 Annual Meeting, the Compensation Committee has approved the granting of stock options for 12,585,000 shares, representing 6.5% of the Company’s fully diluted Common Stock, to these executive officers. Of these initial grants, 8,700,000 options have an exercise price of $0.3121 per share, and the other 3,885,000 options in these initial grants have an exercise price of $0.4681 per share. The initial stock option grants to these officers vest monthly at an annual rate of 25%, and each officer will have 12 months following the termination of his employment (other than for cause) to exercise vested stock options held as of the termination date. The exercise price of a portion of these options is based on an aggregate stated equity value of the Company of $60.0 million and for the remaining options the exercise price is based on an aggregate stated equity value of $90.0 million. The exercise price for these stock options is not necessarily indicative of fair value. Following these initial grants, options for 7,285,873 shares, or 3.8%, of the Company’s fully diluted Common Stock will remain authorized for issuance under the 2003 Equity Plan and will be reserved for future grants. For any grants within six months after the date any existing options were cancelled, the Company will be required to apply variable accounting to the new options, which may result in non-cash compensation expense in future periods.

     The foregoing description of the agreements entered into by the Company in connection with the financial restructuring is qualified in its entirety to the agreements, which are filed as exhibits hereto and are incorporated by reference herein.

Item 7. Financial Statements and Exhibits.

     (a)  Not applicable.

     (b)  Not applicable

     (c)  The following exhibits are filed as part of this report.

Exhibit 99.1	–	Restructuring Agreement dated March 14, 2003, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated March 17, 2003

Exhibit 99.2	–	Participation Agreement dated March 14, 2003, incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated March 17, 2003

Exhibit 99.3	–	Certificate of Designation for Series B Convertible Participating Preferred Stock

Exhibit 99.4	–	Registration Rights Agreement dated April 14, 2003 between the Company and the parties named therein

Exhibit 99.5	–	Amended and Restated Rights Agreement dated April 14, 2003 between the Company and Wachovia Bank, National Association, as Rights Agent, incorporated by reference to Exhibit 1 to Amendment No. 4 of the Company’s Registration Statement on Form 8-A/A (File No. 001-13956)

Exhibit 99.6	–	Certificate Of Designation, Preferences and Rights Of Series A Junior Participating Preferred Stock

Exhibit 99.7	–	Amended and Restated Bylaws of the Company

Exhibit 99.8	–	Form of Restated Certificate of Incorporation of the Company

Exhibit 99.9	–	2003 Equity Incentive Plan of Personnel Group of America, Inc.

Exhibit 99.10	–	Employment Agreement dated April 14, 2003 between the Company and Larry L. Enterline

Exhibit 99.11	–	Employment Agreement dated April 14, 2003 between the Company and James C. Hunt

Exhibit 99.12	–	Employment Agreement dated April 14, 2003 between the Company and Michael H. Barker

Exhibit 99.13	–	Employment Agreement dated April 14, 2003 between the Company and Ken R. Bramlett, Jr.

Exhibit 99.14	–	Restructure Agreement among the Company, certain of its subsidiaries, the lenders named therein and Bank of America, N.A., as Agent

Exhibit 99.15	–	Second Amended and Restated Credit Agreement, dated as of April 14, 2003, among the Company, certain of its subsidiaries, the lenders named therein and Bank of America, N.A., as Agent

Exhibit 99.16#	–	Common Stock Purchase Warrant, dated as of April 14, 2003, issued by the Company in favor of BNP Paribas

Exhibit 99.17	–	Power of Attorney of Victor E. Mandel

#	This Exhibit is substantially identical to Common Stock Purchase Warrants issued by the Company on the same date to each of Bank of America, N.A., Bank One, NA, HBV Capital Management LLC, Inland Partners L.P., Links Partners L.P. and MatlinPatterson Global Opportunities Partners L.P.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2003

PERSONNEL GROUP OF AMERICA, INC.

	By:	/s/ Ken R. Bramlett, Jr.

Ken R. Bramlett, Jr.
Senior Vice President

Exhibit Index

Exhibit	Exhibit No.

Restructuring Agreement dated March 14, 2003, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated March 17, 2003	Exhibit 99.1

Participation Agreement dated March 14, 2003, incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated March 17, 2003	Exhibit 99.2

Certificate of Designation for Series B Convertible Participating Preferred Stock	Exhibit 99.3

Registration Rights Agreement dated April 14, 2003 between the Company and the parties named therein	Exhibit 99.4

Amended and Restated Rights Agreement dated April 14, 2003 between the Company and Wachovia Bank, National Association, as Rights Agent, incorporated by reference to Exhibit 1 to Amendment No. 4 of the Company’s Registration Statement on Form 8-A/A (File No. 001-13956)	Exhibit 99.5

Certificate Of Designation, Preferences and Rights Of Series A Junior Participating Preferred Stock	Exhibit 99.6

Amended and Restated Bylaws of the Company	Exhibit 99.7

Form of Restated Certificate of Incorporation of the Company	Exhibit 99.8

2003 Equity Incentive Plan of Personnel Group of America, Inc.	Exhibit 99.9

Employment Agreement dated April 14, 2003 between the Company and Larry L. Enterline	Exhibit 99.10

Employment Agreement dated April 14, 2003 between the Company and James C. Hunt	Exhibit 99.11

Employment Agreement dated April 14, 2003 between the Company and Michael H. Barker	Exhibit 99.12

Employment Agreement dated April 14, 2003 between the Company and Ken R. Bramlett, Jr.	Exhibit 99.13

Restructure Agreement among the Company, certain of its subsidiaries, the lenders named therein and Bank of America, N.A., as Agent	Exhibit 99.14

Second Amended and Restated Credit Agreement, dated as of April 14, 2003, among the Company, certain of its subsidiaries, the lenders named therein and Bank of America, N.A., as Agent	Exhibit 99.15

Common Stock Purchase Warrant, dated as of April 14, 2003, issued by the Company in favor of BNP Paribas	Exhibit 99.16#

Power of Attorney of Victor E. Mandel	Exhibit 99.17

#	This Exhibit is substantially identical to Common Stock Purchase Warrants issued by the Company on the same date to each of Bank of America, N.A., Bank One, NA, HBV Capital Management LLC, Inland Partners L.P., Links Partners L.P. and MatlinPatterson Global Opportunities Partners L.P.